EXHIBIT 21

SUBSIDIARIES
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Triathlon Broadcasting of Tri-Cities, Inc.

Triathlon Broadcasting of Spokane, Inc.

Triathlon Broadcasting of Colorado Springs, Inc.

Triathlon Broadcasting of Wichita, Inc.

Triathlon Broadcasting of Omaha, Inc.

Triathlon Broadcasting of Lincoln, Inc.

Triathlon Broadcasting of Tri-Cities Licensee, Inc.

Triathlon Broadcasting of Spokane Licensee, Inc.

Triathlon Broadcasting of Colorado Springs Licensee, Inc.

Triathlon Broadcasting of Wichita Licensee, Inc.

Triathlon Broadcasting of Omaha Licensee, Inc.

Triathlon Broadcasting of Lincoln Licensee, Inc.

Triathlon Broadcasting of Little Rock, Inc.

Triathlon Sports Programming, Inc.

TSPN, Inc.

Pinnacle Sports Productions, LLC

4630 Realty, Inc.